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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   Form 12b-25
                           NOTIFICATION OF LATE FILING

                                             SEC FILE NUMBER: 333-60958

                                             CUSIP NUMBER:


(Check One):

[ ] Form 10-K and Form 10-KSB   [ ] Form 20-F    [ ] Form 11-K   [X] Form 10-Q
and Form 10-QSB [ ] Form N-SAR

For Period Ended: March 31, 2002


[ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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Full Name of Registrant:                    Amici Ventures, Inc.
Former Name if Applicable                            N/A
Address of Principal Executive Office:      770 King Street
(Street and Number)                         Rye Brook, New York 10573

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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Statebelow in  reasonable  detail the  reasons  why Forms 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or position thereof could not be filed within the prescribed period. We are still in the process of finalizing our quarterly financial statements and our report thereon for the quarter ending March 31, 2002. We expect our report to be complete in the next few days. Therefore, we require an extension to file the Form 10Q-SB relating to the quarter ending March 31, 2002 in order to submit a meaningful report thereon.
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Part IV - Other Information

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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

         Anthony R. Russo, President     (914)                  937-6001
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               (Name)                 (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               [ X]    Yes      [  ]     No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?

                                               [  ]    Yes      [ X]     No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if, appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Amici Ventures, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 15, 2002                          By: /s/ Anthony R. Russo
                                                              Anthony R. Russo,
                                                              President

INSTRUCTIONS: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).